Exhibit 10.1

2020 Target Bonus Program

On July 20, 2020, the Compensation Committee (the “Compensation Committee”) of the Board of Directors approved a 2020 incentive bonus program (the “2020 Bonus Program”) for the Company’s executive officers and other employees. The Compensation Committee structured target bonuses for the fiscal year 2020 so that payouts would be determined based in part on achievement against corporate objectives, including:

•Non-GAAP net income from operations for the fiscal year 2020;
•Free cash flow for the fiscal year 2020; and
•Completion of research and development product milestones in fiscal year 2020.

For target bonuses for the fiscal year 2020, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives. While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned. For executives other than the Company’s chief executive officer, individual performance goals will also be included in the 2020 Bonus Program.

It is expected that, in the first quarter of 2021, the Compensation Committee will review the Company’s fiscal year 2020 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2020.